UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2011

TOWER BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania

(State or other jurisdiction of incorporation)

001-34277	25-1445946
(Commission file number)	(IRS employer ID)

112 Market Street, Harrisburg, Pennsylvania	17101
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code – (717) 231-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2011 Incentive Plans

On April 26, 2011, the Board of Directors of Tower Bancorp Inc. (the “Company”) approved a chief executive officer cash incentive plan (the “CEO Incentive Plan”), a presidents cash incentive plan (the “Presidents Incentive Plan”) and an executive cash incentive plan (the “Executive Incentive Plan”), which each provide for the potential payment of a cash bonus to the Company’s executives upon the attainment of specified performance and strategic goals.

Under the CEO Incentive Plan, the Chief Executive Officer may be eligible to receive a cash incentive award of up to 75% of his annual base earnings, based on the level of achievement within three corporate performance categories. Achievement of the threshold level of performance within all three categories would result in a payment of 25% of annual base earnings, and achievement of the target and optimum level of performance would result in an award of 50% and 75%, respectively, of base earnings. Andrew Samuel, Chairman and Chief Executive Officer of the Company, is entitled to participate in the CEO Incentive Plan.

Under the Presidents Plan, each participating executive may be eligible to receive a cash incentive award of up to 60% of his annual base earnings, based on the level of achievement within three corporate performance categories. Achievement of the threshold level of performance within all three categories would result in a payment of 20% of annual base earnings, and achievement of the target and optimum level of performance would result in an award of 40% and 60%, respectively, of base earnings. Jeffrey Renninger, President and Chief Operating Officer of the Company, and Janak Amin, Executive Vice President of the Company and President of Graystone Tower Bank, are entitled to participate in the Presidents Incentive Plan.

Under the Executive Incentive Plan, each participating executive may receive a cash incentive award of up to 52.5% of his or her annual base earnings, based on the level of achievement within three corporate performance categories. Achievement of the threshold level of performance within all three categories would result in a payment of 17.5% of annual base earnings, and achievement of the target and optimum level of performance would result in an award of 35% and 52.5%, respectively, of base earnings. The following executives of the Company are participants in the Executive Incentive Plan: Carl Lundblad, Executive Vice President and General Counsel, Mark Merrill, Executive Vice President and Chief Financial Officer, and Jane Tompkins, Executive Vice President and Chief Risk Officer.

The corporate performance categories and their respective weightings are the same for each of the incentive plans. The categories and weightings for 2011 are as follows: Adjusted Core Operating Earnings Per Share (40%), Adjusted Core Operating Return on Tangible Equity (30%) and Achievement of Strategic Objectives (30%). For purposes of the incentive plans, Adjusted Core Operating Earnings is defined as GAAP net income less merger expense and other non-recurring items and further excluding all additional losses and restructuring charges incurred in connection with the wind down and restructuring of the American Home Bank Division in 2011. This non-GAAP measure is then used to calculate Adjusted Core Operating Earnings Per Share and the Adjusted Core Operating Return on Tangible Equity. Strategic objectives highlighted in the plans include, but are not limited to, the successful negotiation and execution on key strategic opportunities, effective management of the balance sheet to ensure a strong capital profile, and recognition as a “Best Place to Work”. The performance targets for each of these categories are set forth below.

	Threshold	Target	Optimum

Adjusted Core Operating Earnings Per Share	$1.49	$1.86	$2.04

Adjusted Core Operating Return on Tangible Equity	7.8%	9.7%	10.7%

Achievement of Strategic Objectives	Satisfactory	Meets Expectations	Exceeds Expectation

The Company must receive satisfactory ratings on internal audit and regulatory agency examinations in order for the incentive plans to activate. If a below satisfactory rating is achieved, the incentive plan will not fund any awards for any participants. In addition, each executive must achieve a satisfactory level of performance on their individual performance goals for the plan year in order to qualify for an incentive award. Awards are paid out within the first three months following year-end.

The above summary of the CEO Incentive Plan, Presidents Plan and Executive Incentive Plan is qualified in its entirety by reference to the full texts of the CEO Incentive Plan, Presidents Incentive Plan and Executive Incentive Plan, which are attached hereto as Exhibit 10.1, 10.2 and 10.3 respectively, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Tower Bancorp, Inc. CEO Incentive Plan.

10.2	Tower Bancorp, Inc. Presidents Incentive Plan.

10.3	Tower Bancorp, Inc. Executive Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TOWER BANCORP, INC.
(Registrant)

Date: May 2, 2011	By:	/s/ Andrew S. Samuel
Andrew S. Samuel
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Tower Bancorp, Inc. CEO Incentive Plan.

10.2	Tower Bancorp, Inc. Presidents Incentive Plan.

10.3	Tower Bancorp, Inc. Executive Incentive Plan.

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